                                                                    EXHIBIT 12.2


                          VIAD CORP - TOTAL ENTERPRISE
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)



                                                 THREE MONTHS
                                                 ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                               -------------------    ----------------------------------------------------
                                                 2002       2001        2001       2000       1999       1998       1997
                                               --------   --------    --------   --------   --------   --------   --------
Earnings available for fixed
    charges and preferred
    stock dividends:
    Pretax income from
      continuing operations ................   $ 44,176   $ 34,054    $ 46,746   $167,037   $153,419   $123,450   $ 67,713
    Minority interests .....................        434       (274)      1,326      1,717      2,078      2,165      1,237
    Fixed charges, excluding
      capitalized interest
      and preferred stock
      dividends ............................      8,606     11,107      38,401     37,368     39,210     39,292     47,033
                                               --------   --------    --------   --------   --------   --------   --------

                                               $ 53,216   $ 44,887    $ 86,473   $206,122   $194,707   $164,907   $115,983
                                               ========   ========    ========   ========   ========   ========   ========

Fixed charges and preferred stock dividends:
    Interest expense(1) ....................   $  5,081   $  7,545    $ 25,936   $ 25,303   $ 26,888   $ 27,212   $ 34,296
    Interest capitalized ...................         27         85         195      1,032         --         --         --
    Estimated portion of
      rental expense
      representing interest ................      3,525      3,562      12,465     12,065     12,322     12,080     12,737
    Pretax earnings required
      to cover preferred
      stock dividends ......................        389        398       1,488      1,345      1,417      1,472      1,350
                                               --------   --------    --------   --------   --------   --------   --------

                                               $  9,022   $ 11,590    $ 40,084   $ 39,745   $ 40,627   $ 40,764   $ 48,383
                                               ========   ========    ========   ========   ========   ========   ========

Ratio of earnings (available
    for fixed charges and
    preferred stock dividends)
    to fixed charges and preferred
    stock dividends.......................       5.90       3.87        2.16       5.19       4.79       4.05       2.40
                                               ========   ========    ========   ========   ========   ========   ========

(1) Amortization of debt discount is not separately listed as such amounts are included in interest expense.